                                     PSEG ENERGY HOLDINGS
                            Computation of Ratios to Fixed Earnings

                                                                                Quarters Ended March 31,
                                                                           --------------------------------
                                                                                 2001            2000
                                                                           -------------- -----------------
Earnings as Defined in Regulation S-K (A):
Pre-tax income from Continuing Operations                                        62,226         45,011
(Income)/Loss from equity investees, net of distributions                       (15,849)         1,911
Fixed Charges                                                                    38,604         39,831
Amortized of capitalized interest                                                    76          3,359
Capitalized interest                                                             (4,739)        (4,017)

                                                                             -----------   -------------
Earnings                                                                         80,318         86,095
                                                                             ===========   =============

Fixed Charges as Defined in Regulation S-K (B):
Total Interest expensed and capitalized                                          37,830         39,088
Interest in rental expense                                                          774            743

                                                                             -----------   -------------
Total Fixed Charges                                                              38,604         39,831
                                                                             ===========   =============

Ratio of Earnings to Fixed Charges                                                 2.08           2.16

(A) The term "earnings" shall be defined as pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity investees. Add fixed charges adjusted to exclude (a) the amount of any interest capitalized during the periods, (b) amortization of capitalized interest and ('c') distributed income of equity investees. From the total subtract interest capitalized.

(B) Fixed charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, and ('c') and estimate of interest implicit in rentals.
